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Exhibit (a)(1)(iv)

Offer To Purchase For Cash
All Outstanding Shares of Class A Common Stock
of
CLEARWIRE CORPORATION
at
$4.40 Net Per Share
Pursuant to the Offer to Purchase dated May 30, 2013
by
DISH ACQUISITION HOLDING CORPORATION,
a wholly-owned subsidiary of

DISH NETWORK CORPORATION

THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME, AT THE END OF JUNE 28, 2013, UNLESS THE OFFER IS EXTENDED (SUCH DATE AND TIME, AS IT MAY BE EXTENDED, THE "EXPIRATION DATE").

May 30, 2013

To Brokers, Dealers, Commercial Banks, Trust Companies and Other Nominees:

        We have been engaged by DISH Acquisition Holding Corporation, a Delaware corporation ("Purchaser") and a wholly-owned subsidiary of DISH Network Corporation, a Nevada corporation ("DISH"), to act as dealer-manager in connection with Purchaser's offer to purchase all of the issued and outstanding shares of Class A common stock, par value $0.0001 per share ("Shares"), of Clearwire Corporation, a Delaware corporation ("Clearwire"), at a purchase price of $4.40 per Share, net to the seller in cash (the "Offer Price"), without interest, less any applicable withholding taxes, upon the terms and subject to the conditions set forth in the offer to purchase, dated May 30, 2013 (as it may be amended or supplemented from time to time, the "Offer to Purchase"), and the related letter of transmittal (as it may be amended or supplemented from time to time, the "Letter of Transmittal" and, together with the Offer to Purchase, the "Offer") enclosed herewith. Please furnish copies of the enclosed materials to those of your clients for whom you hold Shares registered in your name or in the name of your nominee.

        The Offer is not subject to any financing condition. The conditions of the Offer are described in Section 15 of the Offer to Purchase.

        For your information and for forwarding to your clients for whom you hold Shares registered in your name or in the name of your nominee, we are enclosing the following documents:

          1.     The Offer to Purchase;

          2.     The Letter of Transmittal for your use in accepting the Offer and tendering Shares and for the information of your clients, together with the included Internal Revenue Service Form W-9;

          3.     A notice of guaranteed delivery to be used to accept the Offer if Shares and all other required documents cannot be delivered to The Colbent Corporation (the "Depositary") by the Expiration Date or if the procedure for book-entry transfer cannot be completed by the Expiration Date (the "Notice of Guaranteed Delivery");

          4.     A form of letter that may be sent to your clients for whose accounts you hold Shares registered in your name or in the name of your nominee, with space provided for obtaining such clients' instructions with regard to the Offer; and

          5.     A return envelope addressed to the Depositary for your use only.

        We urge you to contact your clients as promptly as possible. Please note that the Offer and withdrawal rights will expire at 12:00 midnight, New York City time, at the end of June 28, 2013, unless the Offer is extended or terminated in accordance with the terms of the Offer.

        For Shares to be properly tendered pursuant to the Offer, (a) the share certificates or confirmation of receipt of such Shares under the procedure for book-entry transfer, together with a properly completed and duly executed Letter of Transmittal, including any required signature guarantees, or, in the case of book-entry transfer, either such Letter of Transmittal or an Agent's Message (as defined in Section 3 of the Offer to Purchase) in lieu of such Letter of Transmittal, and any other documents required in the Letter of Transmittal, must be timely received by the Depositary or (b) the tendering stockholder must comply with the guaranteed delivery procedures, all in accordance with the Offer to Purchase and the Letter of Transmittal. You may gain some additional time by making use of the Notice of Guaranteed Delivery.

        Purchaser will not pay any fees or commissions to any broker or dealer or other person (other than the Depositary, Innisfree M&A Incorporated (the "Information Agent") and Jefferies LLC (the "Dealer-Manager")) for soliciting tenders of Shares pursuant to the Offer. Purchaser will, however, upon request, reimburse brokers, dealers, commercial banks, trust companies and other nominees for customary mailing and handling expenses incurred by them in forwarding the offering material to their customers. Purchaser will pay all stock transfer taxes applicable to its purchase of Shares pursuant to the Offer, subject to Instruction 6 of the Letter of Transmittal.

        Any inquiries you may have with respect to the Offer should be addressed to, and additional copies of the enclosed materials may be obtained from, the Information Agent or the undersigned at the addresses and telephone numbers set forth on the back cover of the Offer to Purchase.

Very truly yours,

Jefferies LLC

        Nothing contained herein or in the enclosed documents shall render you the agent of Purchaser, Clearwire, the Dealer-Manager, the Information Agent or the Depositary or any affiliate of any of them or authorize you or any other person to use any document or make any statement on behalf of any of them in connection with the Offer other than the enclosed documents and the statements contained therein.

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  Exhibit (a)(1)(iv)